EXHIBIT 99

For Immediate Release                     For Further Information:
Tuesday, October 17, 2000                 Jeff Francis, President and CEO
                                          Terri Liutkus, Treasurer and CFO
                                          330/726-3396 - phone
                                          330/758-1356 - fax

  FFY Financial Corp. Reports 1st Quarter Net Income and Regular Dividend

      Youngstown, Ohio, October 17, 2000 - FFY Financial Corp. (NASDAQ:
FFYF) announced net income of $1.5 million, or $.23 per diluted share for its first fiscal quarter ended September 30, 2000. Net income for the current quarter compared to net income of $1.8 million, or $.27 per diluted share for last year's quarter ended September 30, 1999. First quarter performance included $118,000 in pre-tax expenses related to the pending merger of equals with First Place Financial Corp. and a $95,000 pre-tax charge representing a valuation allowance on the Company's investment in a condominium project. Net income for the quarter ended September 30, 2000, excluding merger expenses and the valuation allowance, totaled $1.7 million, or $.26 per diluted share.

      Assets totaled $684.0 million at September 30, 2000, an increase of $9.5 million, or 1% from $674.5 million at June 30, 2000. The growth in assets was primarily the result of growth in the loan portfolio.

      Loans receivable increased $8.2 million, or 2% during the current quarter and totaled $492.9 million at September 30, 2000, including $354,000 in loans available for sale. Deposits declined $6.7 million, or 1% during the quarter primarily due to a decline in passbook and certificate accounts partially offset by growth in money market accounts, and totaled $439.4 million at September 30, 2000. The growth in loans and decline in deposits was primarily funded with borrowings, which increased $10.5 million, or 11% during the quarter and totaled $107.3 million at September 30, 2000.

      At its meeting of October 17, 2000 the Company's board of directors declared its regular quarterly dividend of 12.5 cents per share. The dividend will be paid on November 9, 2000 to shareholders of record on October 31, 2000.

      On May 24, 2000, the Company announced that it had entered into a merger of equals agreement with First Place Financial Corp. (NASDAQ: FPFC) creating the largest financial institution to be based in the Mahoning Valley with assets of $1.7 billion. Pending approval by the Office of Thrift Supervision and shareholders, closing is expected by the end of calendar year 2000 with integration to be completed shortly afterwards.

      When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

      The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FFY FINANCIAL CORP. AND SUBSIDIARIES
(unaudited)

Selected Consolidated Financial Condition Data:
-----------------------------------------------    September 30,    June 30,       %
($ in thousands)                                        2000          2000      Change
                                                   -------------    --------    ------

Total assets                                          $684,037      $674,475       1%
Loans receivable, net                                  492,510       484,517       2%
Loans available for sale                                   354           171     107%
Allowance for loan losses                                2,788         2,659       5%
Non-performing assets                                    3,933         3,392      16%
Securities available for sale                          158,422       158,136       0%
Deposits                                               439,366       446,049      -1%
Short-term repurchase agreements(1)                      7,907         6,938      14%
Long-term repurchase agreements(1)                      51,300        51,300       0%
Short-term borrowed funds                               28,002        17,500      60%
Long-term borrowed funds                                79,280        79,280       0%
Stockholders' equity                                    66,746        65,195       2%


                                                               Three months ended
                                                                  September 30,
Selected Consolidated Operations Data:                    ----------------------------
--------------------------------------                                             %
($ in thousands except per share amounts)                   2000       1999     Change
                                                          -------    -------    ------

Total interest income                                     $12,927    $12,405       4%
Total interest expense                                      7,883      6,813      16%
                                                          ------------------
      Net interest income                                   5,044      5,592     -10%
Provision for loan losses                                     202        101     100%
                                                          ------------------
      Net interest income after
       provision for loan losses                            4,842      5,491     -12%
Service charges                                               325        255      27%
Gain on sale of securities                                      0          1      NM
Gain on sale of loans                                         111         60      85%
Other non-interest income                                     307        150     105%
Total non-interest expense                                 (3,458)    (3,335)      4%
                                                          ------------------

      Income before income taxes and
       minority interest                                    2,127      2,622     -19%

Income tax expense                                            646        781     -17%
Minority interest in loss of consolidated subsidiaries          0         (2)     NM
                                                          ------------------

Net income                                                $ 1,481    $ 1,843     -20%
                                                          ==================

Basic earnings per share                                  $  0.24    $  0.28     -14%
                                                          ==================

Diluted earnings per share                                $  0.23    $  0.27     -15%
                                                          ==================

Cash dividends declared per share                         $ 0.125    $ 0.125       0%
                                                          ==================

<F1>  Securities sold under agreements to repurchase.
NM - Not a meaningful measure of performance.

FFY FINANCIAL CORP. AND SUBSIDIARIES
(unaudited)


                                                             Three months ended
                                                                September 30,
                                                          ------------------------
Selected Financial Ratios and Other Data:                    2000          1999
-----------------------------------------                 ----------    ----------

Performance Ratios:
  Return on average assets(1)                               0.88%(7)      1.10%(7)
  Return on average equity(2)                               9.03%(7)     10.88%(7)
  Interest rate spread information:
    Average during period(3)                                2.64%(7)      3.07%(7)
    End of period(3)                                        2.59%         3.02%
  Net interest margin(3)(4)                                 3.19%(7)      3.54%(7)
  Operating expense to average assets                       2.05%(7)      1.98%(7)
  Efficiency ratio(5)                                      59.32%        54.83%
  Dividend payout ratio(6)                                 54.35%        46.30%

Quality Ratios (end of period):
  Non-performing assets to total assets                     0.57%         0.32%
  Allowance for loan losses to non-performing assets       70.89%       126.44%
  Allowance for loan losses to gross loans outstanding      0.56%         0.57%

Capital Ratios:
  Equity to total assets at end of period                   9.76%        10.07%
  Average equity to average assets                          9.71%        10.06%
  Book value per share                                    $10.08        $ 9.58
  Tangible book value per share                           $ 9.94        $ 9.55
  Change in book value and tangible book value
   per share due to SFAS No. 115                          $(0.69)       $(0.67)
  Ratio of average interest-earning assets to
   average interest-bearing liabilities                     1.10x         1.10x

<F1>  - Ratio of net income to average total assets.
<F2>  - Ratio of net income to average equity.
<F3>  - Ratio is presented on a fully taxable equivalent basis using the company's federal statutory tax rate of 34%.
<F4>  - Net interest income divided by average interest earning assets -
        calculated without consideration of the unrealized gain on securities available for sale.
<F5>  - Ratio is calculated without consideration to goodwill amortization and gain on sale of securities.
<F6>  - Cash dividends declared per share divided by diluted earnings per share.
<F7>  - Annualized.